FORUM FUNDS
                                DISTRIBUTION PLAN

                                 April 26, 2001


         This Distribution Plan (the "Plan") is adopted by Forum Funds (the "Trust") with respect to the Investor Class of shares of beneficial interest of Shaker Fund (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

         SECTION 1.  DISTRIBUTOR

         The Trust has entered into a Distribution Agreement (the "Agreement") with Forum Fund Services, LLC ("Forum") whereby Forum acts as principal underwriter of the Funds.

         SECTION 2.  PAYMENTS


         (a) As compensation for Forum's distribution and service activities with respect to the A Shares (formally Investor Shares), B Shares and C Shares of the Fund, the Trust shall pay Forum a fee at an annual rate of 0.25%, 0.75% and 0.75%, respectively, of the average daily net assets of the Investor Class of the Fund (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval, as the Trust's Board of Trustees ("Board") shall determine.

         (b) On behalf of the Trust, as principal underwriter of the Fund, Forum may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities primarily intended to result in the sale of the shares of A Shares, B Shares and C Shares of the Fund (distribution activities) or for the servicing and maintenance of shareholder accounts of A Shares, B Shares and C Shares of the Fund (service activities); provided, however that:
(i) any agreement entered into pursuant to Section 4 hereof shall apportion the payments made under the agreement between distribution and service activities and (ii) A Shares, B Shares and C Shares of the Fund shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. ("NASD").


         (c) For purposes of the Plan, service activities shall mean any activities covered by the definition of "service fee" contained in the NASD's Rules of Fair Practice, as amended from time to time, and distribution activities shall mean any activities in connection with Forum's performance of its obligations under the Plan or the Agreement that are not deemed service activities.

         SECTION 3.  DISTRIBUTION AND SERVICE ACTIVITIES


         Distribution and service activities include: (i) any sales, marketing and other activities primarily intended to result in the sale of A Shares, B Shares and C Shares and (ii) responding to A Shares, B Shares and C Shares shareholder inquiries regarding the Fund's investment objectives, policies and other operational features. Expenses for such



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activities include compensation to employees,  and expenses,  including overhead and telephone and other communication expenses, of Forum and various financial institutions or other persons who engage in or support the distribution of A Shares, B Shares and C Shares, or who respond to A Shares, B Shares and C Shares shareholder inquiries regarding the Fund's operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of A Shares, B Shares and C Shares to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by Forum or others in connection with the offering of A Shares, B Shares and C Shares for sale to the public.


         SECTION 4.  MARKETING AND SERVICE AGREEMENTS


         Pursuant to agreements the form of which shall be approved by the Board ("Agreements"), Forum may pay any or all amounts of the Payments to other persons ("Service Providers") for any distribution or service activity. Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with the investment in A Shares, B Shares and C Shares the Fund of the assets of its customers: (i) will be disclosed by the Service Provider to its customers; (ii) will be authorized by its customers; and (iii) will not result in an excessive fee to the Service Provider. Each Agreement shall provide that, in the event an issue pertaining to the Plan is submitted for shareholder approval, the Service Provider will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of the Service Provider's customers.


         SECTION 5.  REVIEW AND RECORDS

         (a) Forum shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Trust and Forum and identifying the activities for which the expenditures were made.

         (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

         SECTION 6.  EFFECTIVENESS; DURATION; AND TERMINATION


         With respect to each of A Shares, B Shares and C Shares of the Fund:

         (a) The Plan shall become effective with respect to each share class upon approval by: (i) a vote of at least a majority of the outstanding voting securities of that class of the Fund and (ii) the Board, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

         (b) The Plan shall remain in effect with respect to a class of the Fund for a period of one year from the date of its effectiveness for that class , unless earlier terminated in



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



accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

         (c) The Plan may be terminated with respect to a class without penalty at any time by a vote of: (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of that class of the Fund.


         SECTION 7.  AMENDMENT


         The Plan may be amended at any time by the Board, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and
(ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to any class of the Fund shall be effective only upon the additional approval a majority of the outstanding voting securities of that class of the Fund.


         SECTION 8.  NOMINATION OF DISINTERESTED TRUSTEES

         While the Plan is in effect, the trustees of the Trust who are not interested persons of the Trust shall select and nominate any such disinterested trustee.

         SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan, and the Distributor agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund to which the Distributor's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

         SECTION 10.  MISCELLANEOUS

         (a) The terms "majority of the outstanding voting securities "and" interested person" shall have the meanings ascribed thereto in the Act.

         (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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